Exhibit 99.1

Courier Starts Strong in New Fiscal Year

Gains in Education and Religious Markets; Digital Expanding into New Facility

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--January 22, 2013--Courier Corporation (Nasdaq: CRRC), one of America’s leading innovators in book manufacturing, publishing and content management, today announced results for the quarter ended December 29, 2012, the first quarter of its 2013 fiscal year. Revenues for the quarter were $64.8 million, up 3% from last year’s first-quarter sales of $62.9 million. Net income for the quarter was $2.4 million or $.21 per diluted share, up from $1.5 million or $.12 per diluted share in the first quarter of fiscal 2012, which included charges related to severance and post-retirement benefits and a gain from asset sales; excluding those items, net income for fiscal 2012’s first quarter was $.17 per diluted share. Details of those items can be found in the tables at the end of this release.

While the revenue increase was modest overall, larger gains were achieved in religious sales and at Courier Digital Solutions, which produces customized, offset-equivalent four-color academic textbooks and other short-run books using HP digital inkjet technology. During the quarter Courier announced plans to open a second digital facility in Indiana.

“It was a solid quarter in our book manufacturing business, led by Courier Digital Solutions,” said Courier Chairman and Chief Executive Officer James F. Conway III. “Our investments in content management software and four-color digital inkjet technology have strengthened our leadership in the education market and brought us new business in specialty trade as well.

“In anticipation of further growth, we have begun work in preparation for the April startup of a second fully-integrated digital operation at our four-color offset facility in Kendallville, Indiana. The result will be to offer customers unprecedented flexibility in matching their print strategies to their inventory requirements across the full life cycle of every title, while facilitating nationwide distribution.

“In our publishing segment, revenues were down from last year, but the segment’s operating loss was smaller due to the effects of cost-cutting measures, several well-received new titles, and consumers’ positive response to our growing offering of e-books.

“Throughout the quarter, we continued to enjoy strong cash flow, which enabled us to reduce our debt by $5 million during the quarter. In November Courier’s Board of Directors authorized a new $10-million stock repurchase program and reaffirmed its commitment to the dividend based on its confidence in the company’s balance sheet, cash flow and business prospects. And today I am pleased to report that the Board has declared a dividend of $.21 per share, the same as last quarter.”

Book manufacturing: gains in education and religious markets

Courier’s book manufacturing segment reported first-quarter sales of $57.5 million, up 3% from $56.0 million in last year’s first quarter. The segment’s operating income was $5.5 million, up from $5.1 million in fiscal 2012, excluding last year’s severance and post-retirement benefit expenses.

Gross profit in the segment was $13.1 million or 22.7% of sales in the quarter, versus $12.5 million or 22.3% of sales a year ago, as a favorable sales mix and continuing benefits from last year’s cost-reduction measures offset a competitive pricing environment and reduced recycling income.

The book manufacturing segment focuses on three markets: education, religion, and specialty trade. Sales to the education market were $25 million in the first quarter, up 16% from the same period last year, due to increased sales of college textbooks. Sales to the religious market were up 6% to $17 million in the quarter, with sales to Courier’s largest religious customer up 9%. Sales to the specialty trade market were down 13% to $15 million, reflecting tight inventory management among publishers and the impact of e-book sales on certain titles.

Revenues rose more than 40% at Courier Digital Solutions on continued growth of customized versions of college textbooks as well as increased use of digital printing among specialty trade publishers. With its current digital facilities running close to capacity, in October Courier announced plans to add a new HP Indigo cover press in Massachusetts and a new digital production facility in Kendallville, Indiana. The Indiana facility will include a wide format HP press and new HP Indigo press together with finishing equipment. This is expected to bring the company’s total investment in digital print to approximately $40 million.

“Our book manufacturing business continued to prove its resilience in response to changing market conditions,” said Mr. Conway. “Our standard textbook print runs are getting shorter but more frequent as publishers opt to carry smaller inventories and spread production throughout the academic year. The result is both a larger number of orders and more flexibility to handle the customized work that constitutes an increasing percentage of the total. To support this evolving workload, we are continuing on a path of investing in state-of-the-art equipment to handle the full spectrum of offset and digital work.

“The same approach is also working well at National Publishing Company, our Philadelphia subsidiary that serves the religious market. With new binding systems in place to meet expanding needs internationally, we achieved a healthy increase in volume for our largest religious customer.”

Publishing segment trims loss despite sales decline

Courier’s publishing segment includes three businesses: Dover Publications, a publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, which publishes books and plans on home design, decorating, landscaping and gardening.

First-quarter revenues for the segment were $9.1 million, down 3% from last year’s first quarter, with the decline spread among all three businesses. The segment’s operating loss for the quarter was $1.1 million, versus $1.3 million for the first quarter of fiscal 2012, excluding last year’s severance and post-retirement benefit expenses.

“Our publishing businesses continued to face a challenging sales environment,” said Mr. Conway. “In addition, when we were hit by Hurricane Sandy, all of our publishing operations closed for several days, while generators were hauled into service to bring operations back until power was restored several weeks later.

“However, we continued to offer a growing range of titles online in both printed and e-book form, with more than 3,500 titles now available as e-books through Amazon, Apple, Barnes & Noble and Google. While e-book sales have risen, consumers are still in the process of discovering the wealth of material that has been converted. Meanwhile, print is still unmatched for certain kinds of books such as our new line of Creative Haven adult coloring books, which have been well received in craft stores nationwide.

“Helped by increased e-book sales and resolute cost containment, our publishing segment continued to trim its losses during the quarter. We look forward to further expansion of our online offerings, both direct to consumers and through large and small online retailers.”

Outlook

“With a solid quarter behind us, our debt down and our improved efficiency, we are well positioned to take advantage of the continuing evolution of the markets we serve,” said Mr. Conway. “As a book manufacturer, we expect to continue to outpace the overall education market with our integrated solutions for customized textbook production, capture additional short-run opportunities among trade publishers, and extend our international role on behalf of our largest religious customer. As a publisher, while we remain cautious about consumer spending, we expect to benefit from our investments in e-books and other digital content to complement our print offerings.

“We expect capital expenditures, which were $10 million in fiscal 2012, to increase to between $17 million and $19 million in fiscal 2013, with approximately $13 million dedicated to expanding our digital capabilities.

“As in the past, we expect our performance in fiscal 2013 to follow a seasonal pattern, with the larger portion of our earnings coming in the second half. And we expect to have the additional digital capacity in Kendallville available in time for the busiest part of the year.

“In line with our past practice, today’s guidance, including comparisons to prior performance, excludes impairment and restructuring charges. Overall, we expect fiscal 2013 sales of between $268 million and $283 million, an increase of between 2% and 8% over the 53-week period of fiscal 2012. We also expect earnings per diluted share of between $.75 and $1.05, which compares with our fiscal 2012 earnings of $.91 per diluted share.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company's operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2013, we expect EBITDA to be between $39 million and $45 million, compared to $42 million in fiscal 2012, excluding restructuring charges.

Factors not incorporated into this guidance include the possibility of future impairment or restructuring charges.

About Courier Corporation

Courier Corporation is among America’s leading book manufacturers and a leader in content management and customization in new and traditional media. It also publishes books under three brands offering award-winning content and thousands of titles. Founded in 1824, Courier is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

This news release includes forward-looking statements, including statements relating to the continuation of the Company’s dividend for fiscal year 2013, expansion into e-books and digital content offerings, and the Company’s financial expectations for fiscal year 2013, including sales, EBITDA, earnings per share and capital expenditures. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, changes in obligations of multiemployer pension plans, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	FIRST QUARTER ENDED
	December 29,	December 24,
	2012	2011

Net sales	$64,756	$62,936
Cost of sales	48,756	47,338

Gross profit	16,000	15,598

Selling and administrative expenses	11,968	13,625

Operating income	4,032	1,973

Interest expense, net	190	260
Other income	-	(587)

Income before taxes	3,842	2,300

Income tax provision	1,422	846

Net income	$2,420	$1,454

Net income per diluted share	$0.21	$0.12

Cash dividends declared per share	$0.21	$0.21

Wtd. average diluted shares outstanding	11,424	12,103

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$57,481	$55,996
Publishing	9,134	9,452
Elimination of intersegment sales	(1,859)	(2,512)
Total	$64,756	$62,936

Operating income (loss):
Book Manufacturing	$5,499	$4,206
Publishing	(1,136)	(1,827)
Stock based compensation	(341)	(422)
Intersegment profit	10	16
Total	$4,032	$1,973

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	FIRST QUARTER ENDED
	December 29,	December 24,
	2012	2011

Net sales	$57,481	$55,996
Cost of sales	44,430	43,509

Gross profit	13,051	12,487

Selling and administrative expenses	7,552	8,281

Operating income	$5,499	$4,206

PUBLISHING SEGMENT	FIRST QUARTER ENDED
	December 29,	December 24,
	2012	2011

Net sales	$9,134	$9,452
Cost of sales	6,195	6,357

Gross profit	2,939	3,095

Selling and administrative expenses	4,075	4,922

Operating loss	($1,136)	($1,827)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	December 29,	September 29,
ASSETS	2012	2012

Current assets:
Cash and cash equivalents	$147	$64
Investments	766	765
Accounts receivable	31,937	35,152
Inventories	36,015	36,364
Deferred income taxes	4,186	4,273
Other current assets	1,030	950
Total current assets	74,081	77,568

Property, plant and equipment, net	86,743	89,952
Goodwill and other intangibles	17,766	17,880
Prepublication costs	6,867	7,135
Deferred income taxes	3,373	3,451
Other assets	1,376	1,374

Total assets	$190,206	$197,360

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,890	$1,872
Accounts payable	10,890	11,364
Accrued taxes	1,689	3,857
Other current liabilities	16,224	15,777
Total current liabilities	30,693	32,870

Long-term debt	8,497	13,696
Other liabilities	6,208	6,283

Total liabilities	45,398	52,849

Total stockholders' equity	144,808	144,511

Total liabilities and stockholders' equity	$190,206	$197,360

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Three Months Ended
	December 29,	December 24,
	2012	2011
Operating Activities:
Net income	$2,420	$1,454
Adjustments to reconcile net income to
cash provided from operating activities:
Depreciation and amortization	5,833	5,968
Stock-based compensation	341	422
Deferred income taxes	165	313
Gain on disposition of assets	-	(587)
Changes in other working capital	1,289	162
Other long-term, net	(114)	(445)

Cash provided from operating activities	9,934	7,287

Investment Activities:
Capital expenditures	(1,505)	(1,148)
Prepublication costs	(743)	(1,120)
Proceeds on disposition of assets	-	587
Short-term investments	(1)	(117)

Cash used for investment activities	(2,249)	(1,798)

Financing Activities:
Long-term debt repayments, net	(5,181)	(2,955)
Cash dividends	(2,421)	(2,566)

Cash used for financing activities	(7,602)	(5,521)

Increase (decrease) in cash and cash equivalents	$83	($32)

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP reconciliation - EBITDA:
Net income	$2,420	$1,454
Income tax provision	1,422	846
Interest expense, net	190	260
Depreciation and amortization	5,833	5,968
Severance-related expense	-	1,492
Other income	-	(587)
EBITDA	$9,865	$9,433

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

		First Quarter Ended December 24, 2011
					Net Income
		Income	Income Tax	Net	per
		Before Taxes	Provision	Income	Diluted Share

GAAP basis measures		$2,300	$846	$1,454	$0.12

Severance and post-
retirement benefits	(1)	1,492	549	943	0.08
Other income	(2)	(587)	(216)	(371)	(0.03)

Non-GAAP measures		$3,205	$1,179	$2,026	$0.17

BOOK MANUFACTURING SEGMENT			First Quarter Ended December 24, 2011
			GAAP Basis	Non-Recurring	Non-GAAP
			Measures	Item (1)	Measures

Net sales			$55,996		$55,996
Cost of sales			43,509		43,509

Gross profit			12,487	-	12,487

Selling and administrative expenses			8,281	(938)	7,343

Operating income			$4,206	$938	$5,144

PUBLISHING SEGMENT			First Quarter Ended December 24, 2011
			GAAP Basis	Non-Recurring	Non-GAAP
			Measures	Item (1)	Measures

Net sales			$9,452		$9,452
Cost of sales			6,357		6,357

Gross profit			3,095	-	3,095

Selling and administrative expenses			4,922	(554)	4,368

Operating income (loss)			($1,827)	$554	($1,273)
(1)	During the first quarter of the prior year, cost reduction measures were taken in both of the Company's operating segments. Related severance and post-retirement benefit expenses were $1.5 million.

(2)	During the first quarter of fiscal 2012, the Company recorded a $0.6 million gain associated with the sales of its interests in non-operating real property relating to cell towers.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and Chief Financial Officer
www.courier.com